Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 26, 2025, except for Note 1(b), as to which the date is September 12, 2025, in the Registration Statement (Form F-1 No. 333-289878) and related Prospectus of CCH Holdings Ltd dated September 12, 2025.

/s/ ST & Partners PLT

Selangor Darul Ehsan, Malaysia

September 12, 2025